CONSOLIDATED EDISON, INC.

                                     RATIO OF EARNINGS TO FIXED CHARGES
                                             TWELVE MONTHS ENDED
                                           (Thousands of Dollars)

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

                                                                JUNE            JUNE
                                                                2000            1999
                                                              ----------     ----------



Earnings
      Net Income for Common Stock                              $714,450       $721,895
      Preferred Dividends                                        13,593         14,731
      Federal Income Tax                                        356,571        427,797
                                                              ----------     ----------

                Total Earnings Before Federal Income Tax      1,084,614      1,164,423

Fixed Charges*                                                  391,754        338,967
                                                              ----------     ----------
                Total Earnings Before Federal Income Tax
                   and Fixed Charges                         $1,476,368     $1,503,390
                                                              ==========     ==========



      * Fixed Charges

      Interest on Long-Term Debt                               $325,730       $290,520
      Amortization of Debt Discount, Premium and Expense         12,972         13,771
      Interest on Component of Rentals                           17,583         18,283
      Other Interest                                             35,469         16,393
                                                              ----------     ----------

                Total Fixed Charges                            $391,754       $338,967
                                                              ==========     ==========



      Ratio of Earnings to Fixed Charges                         3.77            4.44

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